Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022 with respect to the consolidated financial statements included in the Annual Report of Dorchester Minerals, L.P. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Dorchester Minerals, L.P. on Form S-3 (File No. 333-233220) and on Forms S-4 (File No. 333-231841 and File No. 333-256021).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 24, 2022